Exhibit 8.2

[Letterhead of Vorys, Sater, Seymour and Pease LLP]

January 15, 2003

Frontstep, Inc.
2800 Corporate Exchange Drive
Columbus, Ohio 43231

Ladies and Gentlemen:

We have acted as tax counsel to Frontstep, Inc., an Ohio corporation (“Frontstep”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of November 24, 2002, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of December 17, 2002 (the “Agreement”), by and among Frontstep, MAPICS, Inc., a Georgia corporation (“MAPICS”), and FP Acquisition Sub, Inc., a Georgia corporation (“Sub”) incorporated as a direct, wholly owned subsidiary of MAPICS solely for the purpose of carrying out the merger of Sub with and into Frontstep (the “Merger”) in accordance with the terms and conditions of the Agreement. The delivery of this opinion is a condition to the closing of the transactions contemplated by the Agreement pursuant to Section 9.1(g) of the Agreement. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement, (ii) the statements and representations in (a) the Certificate of Representations of MAPICS, Inc., executed by a duly authorized officer of MAPICS and dated as of January 15, 2003, and (b) the Certificate of Representations of Frontstep, Inc., executed by a duly authorized officer of Frontstep and dated as of January 15, 2003 (collectively, the “Certificates”), (iii) the Registration Statement of MAPICS on Form S-4 and the joint proxy statement/prospectus of MAPICS and Frontstep included therein as filed with the Securities and Exchange Commission on December 19, 2002 (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is conditioned on, among other things, the initial and continuing accuracy of such facts, information, covenants, representations, and assumptions as are set forth in these documents.

Frontstep, Inc.
January 15, 2003

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion set forth below, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. Finally, we assume that all representations made in such documents to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification and that neither Frontstep nor MAPICS will notify us at or before the Effective Time that the statements and representations made in the Certificates are no longer complete and accurate.

Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected. Our opinion is also based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “Service”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the Service or the courts, and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The following is a summary of the material terms of the Merger as contemplated by the Agreement, the details of which are more fully described therein. The Agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, the Merger will constitute a merger, under the laws of the States of Ohio and Georgia, of Sub with and into Frontstep. Immediately after the Effective Time, Frontstep will be the Surviving Corporation and the separate corporate existence of Sub will cease. Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted into one share of Frontstep Common Stock. In the Merger, each holder of a share of Frontstep Common Stock will receive that fraction of a share of MAPICS Common Stock produced by dividing the aggregate 4,200,000 shares of MAPICS Common Stock to be delivered in the Merger by the total number of shares of Frontstep Common Stock issued and outstanding at the Effective Time (excluding shares of Frontstep Common Stock held by any Frontstep Entity and shares of Frontstep Common Stock held by Frontstep shareholders who perfect their

Frontstep, Inc.
January 15, 2003

statutory dissenters’ rights under Section 1701.85 of the Ohio Revised Code), together with associated rights under MAPICS’ Amended and Restated Rights Agreement, dated as of March 30, 1998. Fractional shares of MAPICS Common Stock will not be issued by MAPICS in the Merger. In lieu thereof, each holder of Frontstep Common Stock entitled to receive a fractional share of MAPICS Common Stock will receive cash in an amount equal to such fractional proportion of a share of MAPICS Common Stock multiplied by the fair market value of one share of MAPICS Common Stock at the Effective Time.

At the Effective Time, (i) all outstanding shares of other classes of Frontstep stock will have been converted to shares of Frontstep Common Stock, (ii) all Convertible Notes and the Mitsui Notes will be paid in full or replaced with non-convertible notes, (iii) the Foothill Warrant will be cancelled and exchanged for the New Foothill Warrant, (iv) all other non-compensatory warrants to acquire Frontstep Common Stock will have been exercised or extinguished, and (v) each option or other Equity Right to purchase shares of Frontstep Common Stock pursuant to the stock options or stock appreciation rights granted by Frontstep under the Frontstep Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to MAPICS Common Stock, and MAPICS will assume each such Equity Right, in accordance with the terms of the Frontstep Stock Plan and stock option agreement by which it is evidenced.

OPINION

Based upon the foregoing, we are of the opinion that, under current law:

1.    The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Frontstep, Sub and MAPICS each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.    No gain or loss will be recognized by Frontstep, Sub, or MAPICS as a result of the Merger.

3.    No gain or loss will be recognized by Frontstep shareholders upon their exchange of Frontstep Common Stock for MAPICS Common Stock pursuant to the Merger.

4.    The tax basis of the MAPICS Common Stock received by the Frontstep shareholders will be the same as the tax basis of the Frontstep Common Stock surrendered in exchange therefor.

5.    The holding period of the MAPICS Common Stock received by a Frontstep shareholder in the Merger will include the holding period of the Frontstep Common

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January 15, 2003

Stock surrendered in exchange therefor, provided that such Frontstep Common Stock was held as a capital asset by the exchanging Frontstep shareholder on the date of the exchange.

6.    A Frontstep shareholder who receives cash in lieu of fractional share interests of MAPICS Common Stock will recognize gain or loss as if the fractional shares were distributed as part of the exchange and then were redeemed by MAPICS; such redemption will be subject to the conditions and limitations of Section 302 of the Code.

7.    A Frontstep shareholder who perfects his or her dissenters’ rights and who receives payment equal to the fair market value of his or her Frontstep Common Stock will recognize gain or loss as if such payment were received in redemption of the Frontstep Common Stock; such redemption will be subject to the conditions and limitations of Section 302 of the Code.

* * *

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. Without limiting the generality of the foregoing, we do not address other matters of federal law and have not considered matters (including, without limitation, state, local, or foreign tax consequences) arising under the laws of any other jurisdiction. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a Frontstep shareholder in light of that shareholder’s particular status or circumstances, including, without limitation, Frontstep shareholders who are (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) dealers in securities, (vii) persons subject to the alternative minimum tax, (viii) persons whose shares of Frontstep Common Stock were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (ix) persons who receive MAPICS Common Stock other than in exchange for Frontstep Common Stock, or (x) persons who hold shares of Frontstep Common Stock as part of a hedge, straddle, or conversion transaction.

In addition, we do not address the federal income tax consequences of other transactions taking place immediately prior to, or in conjunction with, the Merger, including, without limitation, the consequences (i) to the holders of Frontstep Preferred Stock upon converting such shares into Frontstep Common Stock, (ii) to the holders of notes issued by Frontstep, or (iii) to the holders of options or warrants to acquire Frontstep Common Stock. Finally, our opinion does not address the consequences to MAPICS and/or Frontstep of any income and/or deferred gain recognized pursuant to the Treasury Department regulations promulgated under Section 1502 of the Code.

The opinion expressed herein is furnished specifically for you and your respective shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or

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Frontstep, Inc.
January 15, 2003

for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Registration Statement under the captions “Summary – Material Federal Income Tax Consequences of the Merger,” “Proposal 1: The Merger – Material Federal Income Tax Consequences of the Merger,” and “Opinions.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/    VORYS, SATER, SEYMOUR AND PEASE LLP

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